Exhibit 10.6.2

AMENDMENT NO 1. TO
AMENDED AND RESTATED
BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN

The Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the “Plan”) is hereby amended, effective February 12, 2020.

1.Amendment. The Plan is hereby amended by deleting Section 23 in its entirety from the Plan and replacing such Section with the following:

Section 23.    Clawback.

Notwithstanding anything contained in the Plan to the contrary, any Awards granted under the Plan shall be subject to forfeiture, reduction and/or recoupment by the Company: (i) to the extent provided in the Company’s Clawback and Forfeiture Policy (the “Clawback Policy”), as it may be amended from time to time, (ii) to the extent that Participant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Clawback Policy) adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.

2.Miscellaneous. Except as set forth in the foregoing Section 1, the Plan shall remain in full force and effect. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan.